Exhibit 10.16

CAREER EDUCATION CORPORATION

SEVERANCE PLAN FOR EXECUTIVE LEVEL EMPLOYEES

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

[TIER THREE PLAN DOCUMENT]

(Effective as of February 1, 2008)

FIRST AMENDMENT

Career Education Corporation has implemented the Severance Plan for Executive Level Employees (the “Plan”) and now wishes to amend the Plan for compliance with Section 409A of the Internal Revenue Code. This First Amendment is effective as of January 1, 2009.

1.	Section I.F is amended to read as follows:

“F.	Offer of Another Position.

If an Employee is terminated after having refused another position with the Company or a related entity (or, in the event of any type of corporate transaction, with a purchaser or other acquiring entity, or a related entity of the Company, purchaser, or acquiring entity), such termination shall not be considered involuntary, and such employee shall not be eligible to receive a benefit under the Plan; provided, however, that the Plan Administrator, in its sole discretion, may treat such termination as involuntary if such position, if accepted, would have resulted in a material negative change in the employee’s service relationship as compared with the situation in effect immediately prior to such termination, or is at a location sufficiently distant from the location of the employee’s current position as would require relocation of such employee’s residence.”

2.	Section II.B.1 is amended to read as follows:

“1.	Severance benefits based on weeks of Pay will be paid in a lump sum following termination of employment, subject to Section II.E below. Payment of severance benefits shall be made on or as soon as administratively practicable after the date the employee signs and returns the release required under Section I.G. above and any revocation period with respect to such release has expired. The Company will make reasonable efforts to pay such benefits before March 15th of the year following the year in which an Eligible Employee’s termination occurs, subject to the employee’s timely execution, delivery and non-revocation of the required release.”

3.	A new Section II.E. is added to read as follows:

“E.	Section 409A.

This Plan is intended to provide benefits that are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with this intent. Notwithstanding the preceding sentence to the contrary, if and only to the extent this Plan or any benefit payable under this Plan is determined to be subject to Section 409A of the Code, then the following provisions shall apply:

1.	All references to an Eligible Employee’s “termination of employment” or “date of termination” and variations thereof shall refer to the employee’s separation from service or date of separation from service, as the case may be, within the meaning of and in accordance with the default terms of Section 1.409A-1(h) of the U.S. Treasury Regulations.

2.	If the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (as determined under the guidelines the Company has adopted for this purpose or, in the absence of such guidelines, in accordance with the default terms of Section 1.409A-1(i) of the U.S. Treasury Regulations), payment of the lump-sum severance benefit under Section II.B.1 shall be paid as follows:

An amount up to the “Limitation Amount” shall be paid as provided in Section II.B.1. The “Limitation Amount” is two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year including the date of termination, or ( B) the sum of the Eligible Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year during which the Eligible Employee’s date of termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Eligible Employee had not had a termination of employment).

If the lump-sum severance benefit is greater than the Limitation Amount, within fifteen (15) days following the end of the six-month period beginning on the first day following the Eligible Employee’s date of termination, a lump sum amount shall be paid equal to the portion of the lump-sum severance benefit in excess of the Limitation Amount.

3.	If the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (as determined under the guidelines the Company has adopted for this purpose or, in the absence of such guidelines, in accordance with the default terms of Section 1.409A-1(i) of the U.S. Treasury Regulations), payment of the bonus payments under Section II.B.2 shall be paid at the later of (A) the end of the six-month period beginning on the first day following the Eligible Employee’s date of termination with payment within fifteen (15) days following the end of the period, or (B) the date provided under Section II.B.2.

4.	The COBRA insurance premium payments shall be paid in accordance with U.S. Treasury Regulations Section 1.409A-3(i)(1)(iv).

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IN WITNESS WHEREOF, Career Education Corporation has caused this First Amendment to be executed this          day of December, 2008.

CAREER EDUCATION CORPORATION

By:
Signature

Name:
Title: